XSurgical

Our mission is to enable access to surgical robotics to a much wider population worldwide. XSurgical's system is designed to be natively Open and Teleoperable, thanks to AI and machine learning, making it easier to use for more surgeons and more cost-effective for most hospitals.



Invest

$100 minimum investment

DEADLINE: October 13, 2023

in 3 months

SHARE PRICE

$2

TOTAL RAISED

$13,992

VALUATION

$10,222,814

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

TOP REASONS TO INVEST

Invest today in XSurgical to participate to a major improvement in Health Care:

- We are aiming to take surgical robotics to more hospitals and related patients, enlarging the market well beyond the $15B estimated today
- We are developing robots capable of operating in mission-critical environments, capable of saving lives in the battlefield, in earthquakes or even in road accidents

INTRODUCTION

XSurgical is poised to revolutionize the surgical robotics industry with its open architecture surgical robot.

By allowing third parties to develop their own surgical tools and software applications that can be integrated with the robot, XSurgical is expanding the set of available procedures and aiming to make the system more efficient. This may ultimately increase the speed of penetration of the robot into even more applications and procedures, as surgeons may be able to extend the use of their preferred tools robotically.

The company is providing a Robot Development Kit to third parties, enabling them to design and integrate their own surgical tools and instruments. **XSurgical is already developing an extended set of surgical instruments to enable the execution of both minimally invasive and open surgery.** With this open architecture approach, XSurgical is creating an ecosystem of relationships who may help bring the latest technologies and advancements to the surgical robotics industry.

XSurgical does not plan to force hospitals to buy only its own tools and devices. Surgeons may be free to continue to use the tools that they like, adding the advanced features in dexterity and precision that surgical robots can actuate. Thereby, XSurgical plans to expand the set of available procedures and make the system more efficient and easier to learn. This may ultimately increase the speed of penetration of the robot into even more applications and procedures.

The company is planning to provide a Robot Development Kit to third parties, enabling them to design and integrate their own surgical tools and instruments. **XSurgical is already developing an extended set of surgical instruments to enable the execution of both minimally invasive and open surgery.** With this open architecture approach, XSurgical is creating an ecosystem of relationships who may help bring the latest technologies and advancements to the surgical robotics industry.


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The need for a surgical robot that can operate in critical environments, such as battlefields and natural disasters, has never been greater. The Department of Defense is actively seeking technologies to provide optimal care directly on the battlefield, and TATRC is funding surgical robotics research for this purpose. The robot is designed to work with unreliable power sources and enhance telecommunications through the use of AI, making it an increasingly popular choice for mobile operating room units and smaller regional hospitals. **With its surgical robot capable of operating both in hospitals and in the field, XSurgical is at the forefront of this important area of research and development.**



PROBLEM

XSurgical strives to address several problems in the field of surgical robotics.

One of the main problems is that **current surgical robots are not cost-effective and do not serve the needs of smaller/regional hospitals**, which are unable to provide an adequate flow of patients requiring the same procedure to keep the robot operative full time. This makes it difficult for these hospitals to justify the high cost of purchasing and maintaining a surgical robot.

Another problem is the **limited range of procedures that can be performed by current surgical robots**, as they are typically designed for specific types of surgeries and may not be suitable for others. This can limit the number of patients who can benefit from the technology and also restrict the number of procedures that can be performed in a single hospital.

XSurgical's approach aims to address these problems by offering a modular, open architecture surgical robot that can be easily adapted to perform a wider range of procedures, including minimally invasive, orthopedic and open surgery.

By enabling third parties to develop their own surgical tools and software applications that can be driven by the robot, XSurgical aims to rapidly expand the set of available procedures and increase the penetration speed of the robot in even more applications/procedures. This would not only make the technology more accessible to smaller hospitals but also increase its usefulness and versatility in the field of surgical robotics.

SOLUTION

XSurgical aims to offer several solutions to address these problems:

- A **universal surgical robot** that may be able to operate in both hospitals and the field, integrate both minimally invasive, orthopedic and open surgery procedures, work effectively on soft and hard tissues, and potentially allow surgeons to use their preferred tools and systems on the robot.
- A **surgical robot** for critical environments that may be deployed inside tent hospitals, truck trailers, and containers, and may work with unreliable power sources and enhance telecommunications through AI.
- A **shareable surgical robot** that may be utilized by smaller and regional hospitals by extending the number and type of procedures that can be executed with the same robot, including not only minimally invasive procedures but also open high-precision surgery and some initial orthopedic procedures.
- An **open architecture surgical robot** that may enable third parties to develop their own set of surgical tools, instruments, and software applications that can be driven by the robot, providing greater flexibility and expanding the set of available procedures.

By aiming to offer these solutions, XSurgical is working towards making surgical robotics more cost-effective, efficient, and accessible, thereby improving patient outcomes and increasing the utilization of surgical robots in a variety of environments.


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ADVANCED SURGICAL ROB

SUCCESS TO DATE

- **Developed 2 generations** of robot.
- Secured **4 patents** for the technology.
- Raised a total of approximately **$6 million.**

  – More than $6M has been deployed in XSurgical through funds received by Founders, Regional Venture Capital Funds, R&D grants and low interest loans. We have been able to develop three generations of surgical robots with a capital expenditure which is much lower than our competitors required to develop their first prototype.

- **Created the initial prototype** of the third generation, which is planned to be released on the market.

  – Our Gamma version is XSurgical's third generation prototype. Our Alpha and Beta versions were designed for abdominal surgery, working only soft tissues. Alpha was successfully tested on animals for the resection of the pancreatic tail. Alpha was initially conceived to fit on spacecrafts and thus designed to be very small in size. Beta was an enlarged version of Alpha, capable of working on the four quadrants of the abdomen and was successfully CE marked for utilization in Europe. In order to arrive at a universal robotic platform we are developing Gamma in order to enable surgeons to use the same robots to operate on the entire body. Gamma is designed to be at ease with both soft tissues (such as the abdomen) and hard tissues (such as bones) enabling hospitals to invest in a single platform that can be better utilized across various departments.

BUSINESS MODEL

XSurgical plans to offer several business models to potentially provide sustainable solutions to the problems faced by hospitals in implementing surgical robotics:

- **Robot sales** – Hospitals can purchase the surgical robot and integrate it into their existing surgical infrastructure, thus benefiting from its various features such as open architecture and teleoperation.
- **Service maintenance programs** – these have the potential to ensure that the robot remains in optimal working condition. These programs include regular maintenance and upgrades to ensure that the robot continues to provide high-quality surgical procedures.
- **Surgical instruments** and other disposable parts necessary for the execution of surgical procedures – these are designed to ensure that hospitals have a reliable source of high-quality surgical instruments that are specifically designed to work with XSurgical's surgical robot.
- **Third-party royalties** – for instruments and software development. This business model is designed to enable third parties to design and integrate novel surgical tools and instruments that can be guided through XSurgical's surgeon console. This may enable the robot to be used for a wider range of surgical procedures and means that XSurgical could remain at the forefront of surgical robotics technology.

Overall, these business models are designed to provide sustainable solutions for hospitals to integrate surgical robotics technology into their existing infrastructure and provide patients with high-quality surgical procedures.


Xsurgical

MARKET

The market size related to the existing products on the market is estimated to be in the order of $15-20B per year (2022). Our market is considerably bigger considering that we are targeting smaller hospitals (which is one order magnitude larger than targeted by our competitors worldwide) and we are also targeting disaster recovery/war zones scenarios with mobile units.

PRESS

- **iDigitalHealth**
  Advanced Surgical Robotics Beyond the Surgical Suite
- **Robotics Tomorrow**
  Bringing Robotic Surgery to Places Where Others Don't Want to Go
- **Medical Design Briefs**
  Taking Advanced Surgical Robotics Beyond the Surgical Suite - Medical Design Briefs
- **WCVB**
  Bringing the skills of doctors to cutting edge robots
- **OR Today**
  XSurgical Welcomes U.S. Department of Defense's Dr. Darrin Frye as Speaker
- **EINPressWire**
  XSurgical Hosts Officials, Department of Defense at Ribbon Cutting for new International HQ in Cambridge, Massachusetts
- **Dell Technologies**
  Remote-Controlled Robotic Surgery? Yup, It's Happening.
- **CityBizList: Boston**
  XSurgical Hosts Officials; DOD at Ribbon Cutting for new International HQ in Cambridge, MA
  XSurgical Accepted for Membership in MTEC – Medical Technology Enterprise Consortium
- **MD+DI online**
  XSurgical Touts MTEC Membership and Future in Surgical Robotics
  Where's Robotic-Assisted Surgery Headed?
- **EINnews**
  XSurgical opens international headquarters in Cambridge, MA
  Serial Entrepreneur Gianluca De Novi, Ph.D. brings XSurgical to the US; will lead company as Chief Executive Officer
- **Channel 5**
  Bringing the skills of doctors to cutting edge robots

TEAM



Dr. Gianluca De Novi

Co-Founder and CEO

Dr. Gianluca De Novi is a highly experienced engineer and scientist with expertise in robotics and control systems. As a faculty member at Harvard Medical School and Harvard Extension School, he has worked on cutting-edge technologies for graphic rendering and virtual reality frameworks optimized for robotic surgery. Dr. De Novi has also acted as a scientific consultant to many leading corporations and research institutions, and he currently serves as a scientific and strategic advisor at ADM Tronics Unlimited Inc. He has been recognized as one of the ten most distinguished Italian professionals in the United States under the age of 40 by the PrimiDieci Society and the Italy-America Chamber of Commerce.



Michele Marzola

Chairman of the Board

Michele Marzola, Chairman of the Board at XSurgical, is an experienced investor and a co-founder and CEO of Interceptin srl in Firenze, Italy. He has facilitated over 20 start-up companies in the life sciences, digital, and professional services industries and has administered activities in major Western and emerging markets. With over 35 years of experience, he has worked in the areas of energy, machinery, raw materials, process industries, services, and information technology. Marzola holds an MBA from Columbia Graduate School of Business and a doctorate in mechanical engineering from the University of Bologna.



Debora Botturi

Co-Founder and Chief Scientific Officer

Debora Botturi holds a master's degree in computer science and a Ph.D. in Robotics from the University of Verona. As an accredited consultant to the European Commission, she has extensive experience in research and supervision of research projects in the areas of robotics and teleoperations, with a particular focus on the application domain of robotic surgery. She co-founded a medical device company and served as Chief Technical Officer and Director of Clinical Affairs before transitioning to technology transfer projects in system automation.

USE OF PROCEEDS

If the offering's maximum amount of $540,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$53,000	9.8%
Product DevelopmentExpense name	$220,000	40.7%
Intellectual PropertyExpense name	$180,000	33.3%
Audit Expense name	$15,000	2.8%
Business DevelopmentExpense name	$25,000	4.6%
General & Admin.	$20,540	3.8%
Intermediary fees	$26,460	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in XSurgical Inc.. This offering must raise at least $10,000 by October 13, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. XSurgical may issue additional securities to raise up to $540,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,381,407 shares
× $2 per share

$10,762,814 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 15, 2023
- Form C/A on July 20, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jul 26, 2023 Hello, XSurgical Community! Watch our webinar...

Jul 20, 2023 Filed Form C/A

Jul 10, 2023 Hello, XSurgical Community! Final...

Jul 7, 2023 Hello, XSurgical Community! The big day is...

Jul 6, 2023 Hello, XSurgical Community! The clock is...

Jul 3, 2023 Hello, XSurgical Community! We're on a...

Jun 27, 2023 Hello, XSurgical Community! We're on a...

Jun 22, 2023 Hello, XSurgical Community! The majority of...

May 15, 2023 Primary offering of 270,000 shares at $2

May 15, 2023 Filed Form C

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